U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 23, 2012

U.S. FUEL CORPORATION
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

277 White Horse Pike, Ste.200, Atco, N.J.	08004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, (856) 753 - 1046

(Registrant’s former name and address)

NUCLEAR SOLUTIONS,INC.

5505 Connecticut Ave., N.W. Ste.191, Washington, D.C.	20015
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

The following historical information is provided regarding the US Fuel coal to diesel project technology selection process

Item 1.01 Entry into a Material Definitive Agreement

On 01 December 2011, US Fuel Corporation entered into an agreement with Paul Adams and Steve Luck for them to

a.	Perform a technology survey and recommend a gasification technology, prepare a business plan and a project proforma to submit to potential funding sources
b.	Recommend contract terms (assurances, remedies and incentives) that should be considered in any agreement with feedstock providers and Off-takers;
c.
Assist Company in initial project and long term corporate planning activities, including, without limitation, identifying and negotiating agreements with appropriate technology providers, sources of feedstock, locations of facilities and potential Off-takers.

d.
Assist Company in long term planning would include, without limitation, a time line for development of additional projects, creating appropriate supply chain and technology relationships to take advantage of economies of scale and other economic development activities to be associated with coal gasification projects in Kentucky.

Under this agreement, Adams and Luck will remain the owners of all deliverables and US Fuel will have the exclusive right to use those deliverables upon payment of specified compensation.

Paul Adams
Mr. Adams is a business leader with diverse international corporate experience, including the successful start-up of a manufacturing company, positive resolution of significant customer relations and supply chain issues and reorganization of a 30-year-old company.  He has extensive experience in designing, prototyping and manufacturing of new products for multiple industries, including the disk drive, semiconductor, medical and food industries.  Additionally, Mr. Adams has over 10 years of experience practicing business law in both the transaction and litigation arenas and over 3 years practicing criminal law in the U.S. Army.  He has a BS in Engineering from the United States Military Academy, and a JD from Hastings College of the Law.

Steve Luck
Mr. Luck is a business leader experienced in project and product development, strategic and financial planning across a wide range of business sectors, including renewable energy, alternative fuel and medical sectors.  An inventor and patent holder himself, Mr. Luck brings a special focus on assisting companies in the commercialization of innovative technology, to include packaging companies to obtain working capital and operational financing.  He studied Production Engineering at Rolls Royce Aero Engine Division, Hertfordshire, England and Harrow Technical College.

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Item 8.01 Other Events

On 1 May 2012, after careful consideration of all relevant factors, for the conversion of coal to gas, US Fuel selected Pyrolyzer, provided by Kunststoff und Umwelttechnik GmbH (KUG) through its North American Licensee (http://www.pyrolyzer.net/Default.aspx).  Pyrolyzer utilizes slow pyrolysis, a combination of low pressure, temperatures of ~600oC and a processing time for a unit of feedstock of ~ 1 hour.  The Pyrolyzer process includes a unique recirculation process to gasify oil and tars more completely, producing a cleaner syngas, fewer environmentally-problematic emissions and reducing the maintenance costs normally associated with oil and tar contamination of system components.

The ideal Syngas composition for conversion to diesel contains two parts H2 to one part CO.  The Pyrolyzer process captures the CO2 component from the Syngas and reintroduces it into the process along with steam.  This step not only reduces CO2 emissions, but also results in a gas composition closer to the ideal H2:CO ratio for ultimate conversion to diesel.

Pyrolyzer guarantees the volume and composition of its Syngas with an Engineer’s Indemnity Insurance Bond issued by HDI Gerling, one of Germany's largest insurers, with offices in Chicago (http://www.hdi-gerling.com/).  The bond will cover the cost of making the plant perform as promised up to the amount of the bond.  The amount of the bond will be ~ $30,000,000, with the precise amount determined during project engineering.

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Item 8.01 Other Events

On 29 May 2012, after careful consideration of all relevant factors, for the conversion of gas to diesel, US Fuel selected the Preon BioSyn Fuels process, essentially a modified and more efficient Fischer-Tropsch (F-T) process to convert the Syngas to diesel.  The Preon Gas to Liquid (GTL) process replaces the general purpose, robust, yet inefficient process of the conventional F-T GTL process with a scalable, energy efficient process that is capable of converting up to 85% of its feedstock into diesel.  The Preon GTL process produces CO as a by-product as opposed to methane, not only making the process more environmentally friendly, but the recapture and reuse of the CO improves the overall process efficiency.

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Item 1.01 Entry into a Material Definitive Agreement

On 19 July 2012, US Fuel entered into a strategic alliance agreement with Pyrolyzer and Preon to collaborate in the development of renewable energy projects, with a special focus on Coal to Diesel projects.

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Item 1.01 Entry into a Material Definitive Agreement

On 20 August 2012, US Fuel entered into an agreement with Paul Adams and Steve Luck to acquire the intellectual property they developed under the contract dated 1 December 2011.  Originally, the contract called for Adams and Luck to own the deliverables and US Fuel to license those deliverables.  After careful consideration, US Fuel determined that it was in the best interest of the corporation to acquire ownership and convert Adams and Luck from outside consultants to members of the executive management team.  Details of their compensation package are to be negotiated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Fuel Corporation
Dated: August 23, 2012
/s/ Harry Bagot
By: Harry Bagot
President & CEO